Exhibit 10.1

Framework Agreement
Ships sale

Dated 28 February 2017

between

gREENSHIP BULK MANAGER PTE. lTD. AS TRUSTEE-MANAGER OF Greenship Bulk Trust

as Sellers

and

Eagle Bulk Ultraco LLC

as Buyers

Index

Clause		Page

1	Definitions	2
2	Sale of the Vessels	3
3	Personnel Issues	3
4	Acceding Buyers	3
5	Purchase Price and Adjustment	4
6	Delivery of the Vessels	4
7	General Default Provision	5
8	Signing	5
9	Conditions relating to the six fleet	6
10	conditions relating to the THree fleet	6
11	Governmental Approvals	7
12	Assignment	7
13	Confidentiality	7
14	Representations and Warranties	8
15	Interpretation	8
16	Sanctions	9
17	Costs and Expenses	10
18	Conflict Between Provisions	10
19	Notices	10
20	Governing Law and Jurisdiction	11
21	List of Appendices	11

This framework agreement (the "Agreement") is entered into on 28 February 2017 between

(1)	Greenship Bulk Manager Pte. Ltd as Trustee-Manager of Greenship Bulk Trust, Singapore, (the "Sellers"); and

(2)	Eagle Bulk Ultraco LLC, Marshall Islands ("Buyers").

WHEREAS:

A.

The Sellers have agreed to sell and Buyers have agreed to buy 9 Bulk Carrier vessels (as more particularly defined below, the "Vessels") for a total price of USD 153,000,000 made up of each Allocated Purchase Price and otherwise on the terms and conditions set out in this Agreement and in the MOAs (as each expression is defined below);

B.

The Parties have agreed that each of the Vessels will be delivered separately to the Buyers and that the delivery date for each Vessel will be nominated by the Sellers in consultation with the Buyers in accordance with the provisions set out below and in the MOAs.

C.	The Vessels have been allocated between two groups, the Six Fleet and the Three Fleet (as each expression is defined below) as different conditions and other arrangements apply to each such group.

IT IS AGREED as follows:

1	Definitions

1.1	In this Agreement the following terms and expressions shall have the meaning set out below:

"Acceding Buyer" shall have the meaning set out in Clause 4.1.

"Allocated Purchase Price" shall have the meaning set out in Clause 5.2.

"Buyers" means the Buyers and, upon the accession by an Acceding Buyer, that Acceding Buyer in relation to the relevant Vessel.

"Banking Days" means days on which banks are open in New York, Singapore and London.

“Cancelling Date” means the cancelling date under the MOAs set out against the name of each Vessel in Appendix 2.

"Delivery Port" means the Delivery Port as defined in the MOA, but in any event excluding any area or port within the jurisdiction of any nation prohibited under the laws of the United States, the United Nations or the European Union or in relation to which the Laws of the United States restrict or prohibit transactions.

"Delivery Window" means, in relation to any relevant Vessel, the dates for delivery of such Vessel to be inserted in the relevant MOA by the Sellers and the Buyers in accordance with Clause 6.1 and 6.7.

"Deposit" means the deposits payable pursuant to the MOAs.

"Effective Date" means in relation to the Six Fleet and the Three Fleet respectively, the later of the dates upon which the obligations under this Agreement and the MOAs become final and binding.

"Losses" means liabilities, losses, costs, claims and expenses.

"MOA" means the Norwegian Saleform 2012 Memorandum of Agreement with amendments for the sale of each Vessel in the form attached as Appendix 1 to this Agreement to be entered into by the parties thereto promptly after the satisfaction of the conditions set forth in Clause 9 or 10 (as the case may be).

"Parties" means each party to this Agreement and any Acceding Buyer nominated by the Buyers in accordance with Clause 4 of this Agreement.

“Six Fleet” means the six Vessels listed in Part A of Appendix 2 to this Agreement;

“Three Fleet” means the three Vessels listed in Part B of Appendix 2 of this Agreement:

"Purchase Price" shall have the meaning set out in Clause 5.1.

"Vessels" means the 9 Bulk Carrier vessels listed in Appendix 2 to this Agreement.

2	Sale of the Vessels

2.1

The Sellers hereby agree subject to the terms of this Agreement to procure the sale by way of nine (9) individual sale transactions from each of its wholly owned subsidiaries named in Appendix 2, respectively, and the Buyers agree to buy, the Vessels on the terms set out in this Agreement and the terms and conditions of the applicable MOAs.

2.2

The Sellers hereby grant exclusivity to the Buyers for a period of 6 (six) weeks from the date of this Agreement (the "Exclusivity Period") in relation to the sale of the Three Fleet Vessels and the Sellers shall not during the Exclusivity Period: (i) enter into material negotiations with any third party in relation to the sale or chartering (other than for short term employment which would not interfere with the Sellers’ obligations hereunder) of any Three Fleet Vessel; nor (ii) permit the inspection of any Three Fleet Vessel or the class records of any Three Fleet Vessel by a potential purchaser; nor (iii) sell or long-term charter or agree to sell or long-term charter any of the Three Fleet Vessels.

3	Personnel Issues

3.1

The Sellers shall procure that no person engaged in the management of the Vessels shall be permitted under any applicable law to claim employment rights against the Buyers by virtue of the transaction outlined in this Agreement and the MOAs.

4	Acceding Buyers

4.1

Any wholly owned subsidiary of the Buyers (whether or not currently incorporated) may accede to an MOA (an "Acceding Buyer") by way of (i) executing and delivering to the Sellers an accession deed in the form set out in Appendix 3 and (ii) delivering to the Sellers a copy of its constitutional documents. Upon execution and delivery of an accession deed by any Acceding Buyer and delivery of such constitutional documents, Buyers may nominate that Acceding Buyer as "Buyers" under a particular MOA in relation to the purchase of an individual Vessel on the terms and conditions of that MOA.

4.2

For this purpose, each MOA shall stand alone and the relevant Acceding Buyer shall only be fully responsible to the Sellers for the relevant obligations under the MOA in respect of the Vessel to be acquired by that Acceding Buyer.

4.3

Upon accession, each Acceding Buyer in respect of a Vessel which has been inspected by Buyers, shall be deemed to have instructed the Buyers to carry out inspection on its behalf and the Acceding Buyer shall thus have the same rights and obligations as if the Acceding Buyer itself had inspected the Vessel.

4.4

Notwithstanding any nomination of an Acceding Buyer for a Vessel(s) pursuant to Clause 4.1, Buyers shall remain fully responsible for any and all the obligations under each MOA and this Agreement. In consideration of the Sellers entering into this Agreement and the MOAs, Buyers unconditionally and irrevocably guarantee and agree to guarantee (as primary obligor and not as surety only) the performance of any Acceding Buyer's obligations under this Agreement and the purchase of the individual Vessel under the relevant MOA.

4.5

The Buyers hereby covenant as a condition to this transaction, that they shall within two Banking Days from the date and time of signing this Agreement ensure that the amount of USD 102,000,000 is transferred to the Buyers at an account in the Buyers name and that such amount (save for moneys actually applied to pay for Deposits and purchase price of Vessels pursuant to this Agreement) shall remain on the accounts of the Buyers until the Cancelling Date in respect of the Six Fleet Vessels.

5	Purchase Price and Adjustment

5.1	The total purchase price for all the Vessels is USD 153,000,000 (the "Purchase Price").

5.2	Subject to Clause 5.3, the allocated purchase price for each of the Vessels is USD 17,000,000 (each, an "Allocated Purchase Price").

5.3

The Allocated Purchase Price for each Vessel in the Six Fleet shall be reduced by the amount of USD 500,000 to USD 16,500,000 per Vessel (such that the total purchase price for the Six Fleet shall be USD 99,000,000) if, for any reason, the conditions set out in Clause 10 of this Agreement in relation to the Three Fleet Vessels have not been satisfied on or prior to 31st March 2017.

6	Delivery of the Vessels

6.1

Each Vessel shall be delivered and taken over safely afloat at the Vessel's Delivery Port in accordance with the terms of the relevant MOA. Sellers shall not tender for delivery more than one Vessel on any day or (unless otherwise agreed between the Parties acting reasonably) more than two Vessels in any period of five (5) consecutive Banking Days. With respect to the scheduling of deliveries it is agreed that (a) if the conditions in Clause 9 and Clause 10 are satisfied (such that the sale and purchase of both the Six Fleet vessels and the Three Fleet Vessels will proceed in accordance with this Agreement) the Sellers undertake that not less than two (2) such Vessels shall be delivered pursuant to the respective MOA by 15th April 2017, not less than a further two (2) such Vessels shall be so delivered by 15th May 2017, not less than a further two (2) such Vessels shall be so delivered by 15th June 2017, not less than a further two (2) such Vessels shall be so delivered by 15th July 2017, and a further such Vessel shall be so delivered by 15th September 2017, and (b) if the conditions in Clause 10 are not satisfied (such that the sale and purchase of only the Six Fleet Vessels will proceed in accordance with this Agreement) the Sellers undertake that not less than two (2) such Vessels shall be delivered pursuant to the respective MOAs by 15th April 2017, not less than a further two (2) such Vessels shall be so delivered by 30th May 2017 and not less than a further two (2) such Vessels shall be so delivered by 15th July 2017. The Sellers and the Buyers will insert in the MOAs dates for delivery of the respective Vessels in a manner consistent with this Clause 6.1 and Clause 6.7.

6.2

Notwithstanding Clause 6.1, if the intended location of a Delivery Port entails a risk of an adverse tax effect for the Buyers or the Sellers as a result of the transfer of title to a Vessel, the Sellers and the Buyers shall be obliged to postpone the transfer of title of such Vessel until the Vessel is in such location where there is no risk of such adverse tax effects. The Sellers and the Buyers shall cooperate in this respect, including evaluating the possibility of a transfer of title of the Vessel in international waters.

6.3

Delivery of the Vessels shall take place within the Delivery Window for each Vessel, or otherwise in accordance with the MOAs, and the Cancelling Date in each MOA shall be 15th September 2017 (unless otherwise agreed), but if, for any reason, the conditions set out in Clause 10 of this Agreement in relation to the Three Fleet Vessels have not been satisfied on or prior to March 31, 2017, then the Cancelling Date in respect of each of the Six Fleet Vessels shall be 15th July 2017 (unless otherwise agreed).

6.4

In order to assist a smooth delivery of the Vessels as set out in this Clause 6 the Parties agree to cooperate in good faith (as may be reasonably required) in connection with the delivery of the Vessels.

6.5

If the Effective Date in relation to the Three Vessels does not occur by the last date provided for in Clause 10.3 31 March 2017, the Parties shall promptly thereafter agree a fair and reasonable allocation of fleet spares between the Six Fleet and the Three Fleet with reference to the respective Vessels Planned Maintenance Systems.

6.6

The Sellers agree that spares in respect of the Vessels shall be maintained at normal operating and Class Requirement levels until the time of delivery as per MOAs at lines 201 to 210. Any spares which the Sellers hold for the fleet will be allocated to particular Vessels on a fair and reasonable basis.

6.7

Notwithstanding anything to the contrary in this Agreement, the Sellers shall not tender MV GARONNE for delivery pursuant to the relevant MOA until she has completed the five year Class Special Survey Drydocking and inspection, and such Vessel shall be delivered promptly thereafter.

7	General Default Provision

7.1

Without prejudice to any rights that have accrued under this Agreement or the MOAs or any of its rights or remedies, either Party may terminate this Agreement and the MOAs with immediate effect by giving notice to the other Party if:

(a)	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that other Party; or

(b)

an application is made to court, or an order is made, for the appointment of an administrator, or if a notice of intention to appoint an administrator is given or if an administrator is appointed, over the other Party; or

(c)	a receiver is appointed over the assets of the other Party; or

(d)	the other Party is the subject of a bankruptcy petition or order.

7.2	For the purposes of this Clause 7.1, the Sellers constitute one Party and Buyers constitute the other Party.

8	Signing

8.1	Within three (3) working days of the signing of this Agreement, the Sellers shall deliver to the Buyers:

(a)	documentary evidence from relevant corporate bodies of the Sellers authorising the signing of this Agreement.

8.2	Within three (3) working days of the signing of this Agreement, the Buyers shall deliver to the Sellers:

(a)	documentary evidence from relevant corporate bodies of the Buyers authorising the signing of this Agreement.

9	Conditions relating to the six fleet

9.1	The Buyers' obligation to consummate the transactions contemplated by this Agreement in relation to each Vessel in the Six Fleet is subject to:

(a)	Condition of Uninspected Vessels and Spares.

The Sellers having provided to the Buyers in relation to each of the three (3) Six Fleet Vessels in respect of which a physical inspection has been waived pursuant to the respective MOA, a letter of warranty in the form set out in Appendix 4 that each such Vessel has been maintained in accordance with the same maintenance policy as the Vessels in the Six Fleet which have been inspected by the Buyers.

9.2

Upon signature of this Agreement and fulfilment of the conditions in Clauses 9.1(a), the obligations on the Sellers to procure the sale of and the obligations of the Buyers to purchase the Six Fleet Vessels are absolute and unconditional save as described in the relevant MOAs, PROVIDED ALWAYS that the MOAs in respect of the Six Fleet Vessels shall not become final and binding until after the passing of the requisite resolutions at the Extraordinary General Meeting of the Unitholders of the Sellers due to be held on 13 March 2017. The Deposits in respect of the Six Fleet Vessels shall be paid within three (3) Banking Days of the satisfaction of the conditions in Clauses 9.1(a) above (subject to the other conditions contained in the MOAs).

9.3

The Sellers warrant that they have obtained irrevocable and unconditional undertakings in favour of the Sellers from the requisite majority of Unitholders to vote in favour of the Resolutions at the Extraordinary General meeting arranged for 13th March 2017 approving the proposed sale of the Six Fleet and authorising the Sellers to exercise all powers to give effect to the same. The Sellers further warrant to and undertake with the Buyers that they will use all reasonable endeavours to procure that the respective Unitholders comply with the said undertakings in order to enable the sale of the Six Fleet to the Buyers to proceed as contemplated in this Agreement and the MOAs. The Sellers further warrant that they shall use all reasonable endeavours to ensure that no delay or other impediment arises which could prevent the said Extraordinary General Meeting taking place as contemplated in this Agreement.

10	conditions relating to the THree fleet

10.1	The Buyers' obligation to consummate the transactions contemplated by this Agreement in relation to each Vessel in the Three Fleet is subject to:

(a)	Condition of Uninspected Vessels and Spares

The Sellers having provided to the Buyers in relation to the two Three Fleet Vessels in respect of which a physical inspection has been waived pursuant to the respective MOA, a letter of warranty in the form set out in Appendix 4 that each such Vessel has been maintained in accordance with the same maintenance policy as the Vessels in the Three Fleet which have been inspected by the Buyers.

10.2

The Sellers' obligation to consummate the transactions contemplated by this Agreement in relation to the Three Fleet is subject to the Sellers confirming in writing that they have obtained the approval of the requisite majority (in accordance with the constitutional documents of the Sellers and applicable law) of the Unit Holders/Shareholders of the Sellers of the sale of the Three Fleet Vessels pursuant to this Agreement and the MOAs to be declared by the Sellers not later than midnight NYC time on 31 March 2017.

10.3

If the Effective Date in relation to the Three Fleet does not occur on or prior to 31 March 2017, then the obligation of the Parties under this Agreement and the respective MOAs with respect to the sale and purchase of the Three Fleet shall (unless otherwise agreed between the Parties) be automatically terminated, and neither the Sellers nor their wholly-owned subsidiaries shall have any liability to the Buyers in respect of the Three Fleet. For avoidance of doubt, no Deposits on the Three Fleet Vessels are due to be paid until three days after the Effective Date (and completion of the other conditions set out in the MOAS).

11	Governmental Approvals

11.1

Should any notices, submissions or filings with, or any consents, approvals or authorizations from any court or governmental or regulatory entity in any jurisdiction be required, Buyers are solely responsible for making such notices, submissions or filings required to be made by Buyers and/or by Buyers and Sellers jointly. Should any such notices, submissions or filings be required to be made separately by Sellers, Sellers are solely responsible for making such notices, submissions or filings. In all events Buyers are required to take any and all steps necessary for obtaining any consents, approvals or authorizations required in any jurisdiction to consummate the transactions under this Agreement and the MOAs in accordance with the agreed delivery dates. Buyers and Sellers shall cooperate in this respect and shall give each other time to comment on any submissions, filings, etc. and take each other's comments into account.

11.2

If Buyers are not able to consume the transactions set forth herein due to lack of required consents, approvals or authorizations this Agreement and the relevant MOAs shall be terminated by mutual consent and any Deposits paid shall be promptly refunded to by the Buyers.

12	Assignment

12.1

Except for accession of an Acceding Buyer under Clause 4, neither Party shall assign, novate, transfer, mortgage, charge, subcontract or deal in any other manner with any of its rights and obligations under this Agreement or the MOAs without the prior written consent of the other Party.

13	Confidentiality

13.1

Each Party undertakes that it shall not at any time during this Agreement, disclose the commercial terms of this Agreement and the MOAs or any information which should reasonably be considered to be private or confidential concerning the business (including, without limitation, any customer or suppliers) of the other Party to any person which is not (i) an employee, (ii) professional advisor, (iii) representative or (iv) director or officer of such Party and any agents or affiliates of such Party (on a need to know basis) (v) potential financing parties (and then only on a need to know basis) or except as may be required by law, court order or any governmental or regulatory authority or (vi) shareholder/unitholder.

13.2

No Party shall make, or permit any person to make, any public announcement, communication or circular (announcement) concerning this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed). The parties shall consult together on the timing, contents and manner of release of any announcement.

13.3

Where an announcement is required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction, the Party required to make the announcement shall promptly notify the other Party.

13.4	This Clause 13 shall apply whether or not the Effective Date occurs.

13.5

After the Effective Date and following the payment of the Deposits, the Parties may issue a press release/stock exchange announcement provided that the parties shall make reasonable efforts to agree promptly the wording of such press release/stock exchange announcements.

14	Representations and Warranties

14.1	Each of the Parties represents and warrants to the other as follows:

(a)

it is a trust, company or limited liability company, as the case may be, duly established and existing under the laws of the place of its incorporation or formation and has full power and authority to carry on its business as now conducted and no authorisations, consents or approvals are required in connection with this Agreement and the MOAs save as set out herein;

(b)	it has full power, authority and legal right to execute, deliver and perform the terms of this Agreement and each of the MOAs;

(c)

this Agreement and each of the MOAs has been duly executed and delivered by it and constitutes its legal, valid and binding obligations (subject to insolvency and other laws affecting creditors' rights generally); and

(d)	it is not aware of any pending actions or proceedings before any court of administrative agency which might materially affect its ability to perform its obligations under this Agreement.

14.2

The representations and warranties in this Clause shall survive execution and delivery of this Agreement and shall be deemed to be repeated by the Buyers at the time of accession of any Acceding Buyer to this Agreement and by both Parties on the date of delivery of each Vessel.

15	Interpretation

15.1

This Agreement and the MOAs constitute the entire agreement and understanding between the Parties and supersede and extinguish all previous drafts, agreements, arrangements, discussions, exchanges and understandings between them, whether written or oral, relating to its subject matter.

15.2

Each Party acknowledges that in entering into this Agreement and the MOAs it has not and does not rely on, and shall have no right or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not expressly set out in this Agreement or any MOA.

15.3

Any terms implied into this Agreement or the MOAs by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Agreement shall limit or exclude any liability for fraud or for death or personal injury caused by the negligence of a Party to the extent not permitted by law.

15.4

Neither Party shall be liable to the other Party for any Losses whether arising from breach of contract, breach of statutory duty, tort (including negligence) or otherwise howsoever where such Losses constitute indirect, special, punitive or consequential Losses.

(a)

No failure or delay by a Party to exercise any right or remedy provided under this Agreement or any MOA or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

(b)

Without prejudice to the rights of any Acceding Buyer under this Agreement and the relevant MOA, no term of this Agreement or any MOA shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 (or otherwise) by a person who is not a Party to this Agreement

(c)

Each of the Parties undertakes with the other to use its reasonable endeavours to do and perform such other and further acts and execute and deliver any and all other instruments as may be required by law or reasonably required by the other Party in order to establish, maintain and protect the rights and remedies of the other Party and to carry out and effect the intent and purpose of this Agreement.

(d)	The Parties shall use all reasonable endeavours to satisfy, in a timely manner, their other obligations under this Agreement.

(e)	This Agreement may be executed in counterparts each of which will constitute one and the same document.

16	Sanctions

16.1	For the purposes of this Clause 16:

(a)	"Sanctions" means any sanction, restriction or prohibition imposed by any State or Supranational or International Governmental Organisation, including but not limited to the UN, the US and the EU;

(b)

"Competent Authority" means the competent authorities of any State or Supranational or International Governmental Organisation including but not limited to those of the UN, the US, and the Member States of the EU in respect of Sanctions; and

(c)	"Longstop Date" means 30 April 2017.

16.2

Each Party represents and warrants to the other that it is not in breach of any Sanctions (including but not limited to being made subject to an asset freeze by the EU and/or being placed on the SDN List of the United States Office of Foreign Assets Control).

16.3

The Buyers, for themselves and their affiliates and associates, warrant, represent and undertake to the Sellers that following delivery of each Vessel under this Agreement, such Vessel shall not be disposed of (whether by sale or otherwise) or employed in breach of Sanctions.

16.4	No Party shall be in breach of its obligations or otherwise be liable to the other Party save as provided for in this Clause 16 if:

(a)

the latter Party is or becomes subject to Sanctions (including but not limited to being made subject to an asset freeze by the EU and/or being placed on the SDN List of the United States Office of Foreign Assets Control); and/or

(b)	proceeding with the transaction (or any part thereof) contemplated by this Agreement would place the former Party in breach of Sanctions.

16.5

If, in the reasonable opinion of the Sellers, a circumstance as more particularly described in Clause 16.4 may have occurred and be continuing, the Sellers may suspend performance of any obligation of the Sellers under this Agreement (including, without limitation, tender of the Vessel for delivery), for a reasonable period (which period, shall include, but not be limited to, such time as may be reasonably be required to obtain a determination from any relevant Competent Authority (the Buyers shall provide all reasonable assistance to the Sellers for the purpose of obtaining such determination) as more particularly described in Clause 16.1(a)).

16.6	Notwithstanding anything to the contrary in this Clause 16, if, pursuant to Clause 16.5, the Sellers suspend performance of any of their respective obligations under this Agreement:

(a)

the Cancelling Date (specified in the respective MOAs) shall be extended by a time equal to the duration of such suspension and the Buyers shall have no claim for any damages under this Agreement or the respective MOA for Notice of Readiness not being given to the Buyers within the original Cancelling Date; and

(b)

if such suspension is in place of continuing on and/or after the Longstop Date, the Sellers shall be under no obligation to perform any obligation of the Sellers under this Agreement (including, without limitation, tender the Vessel for delivery) and may elect to cancel this Agreement.

16.7

If the Sellers cancel this Agreement pursuant to this Clause 16, the Deposit (together with any interest accrued) shall be released to the Buyers immediately (unless such release is prohibited by any Sanctions, in which event the Deposit shall be released to the Buyers promptly following such release being permitted under all Sanctions) whereupon the respective MOA shall become null and void and neither Party shall have any liability whatsoever to the other thereunder.

16.8	The Sellers warrant that to the best of their knowledge no Vessel is sanctioned by any nation or international organisation or subject to boycott by the ITF.

17	Costs and Expenses

17.1

Whether or not the Effective Date occurs, each of the Parties shall bear their own costs and expenses including (i) fees with respect to their external advisors, including auditors and lawyers and (ii) public charges of any nature.

18	Conflict Between Provisions

18.1

The Appendices attached to the Agreement shall form an integrated part hereof. In case of any ambiguity or conflict between the provisions of this Agreement (excluding the ambiguous or conflicting Appendix) and the provisions of any Appendix (including, without limitation, any MOA), the terms of this Agreement (excluding the ambiguous or conflicting Appendix) shall prevail.

19	Notices

19.1	Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by letter (by courier/hand delivery) or E-mail as follows:

If to the Sellers:

For the attention of: Philippe Rochet

Email: pro@jaccar.net

If to the Buyers:

Eagle Bulk

For the attention of: Gary Vogel

Email: gvogel@eagleships.com

or any substitute address or Email-address or department or officer as any Party may notify to the other Party.

19.2	Any notices or other communication from a Party made by E-mail shall also be forwarded by letter (by courier/hand delivery) unless the E-mail is confirmed as received by the other Party.

20	Governing Law and Jurisdiction

20.1

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

20.2	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

20.3

The reference shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement.

20.4

In the event that there are multiple claimants and/or multiple respondents, the reference shall be to three arbitrators. Two of these shall be appointed by the Parties as defined in this Agreement: one by the Sellers for their party in the dispute (either the claimants or the respondents), and one by the Buyers (which shall include any Acceding Buyer) for their party in the dispute. Otherwise, the appointment of arbitrators shall follow the procedure set out in Clause 20.3.

20.5	Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

20.6

In cases where neither the claim nor any counterclaim exceeds the sum of USD 50,000 (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

21	List of Appendices

21.1	The following Appendices are attached to this Agreement:

Appendix 1:          Form of MOAs

Appendix 2:          List of the Owners, Vessels and Inspection Status

Appendix 3:          Form of Accession Deed

Appendix 4:          Form of Letter of Warranty

This Agreement has been entered into on the date stated at the beginning of it.

For and on behalf of

Greenship Bulk Manager Pte. Ltd. as Trustee-Manager of Greenship Bulk Trust

as Sellers

By:	/s/Jacques de Chateauvieux

Name:	Jacques de Chateauvieux

Title:	Director

By:	/s/Philippe Rochet

Name:	Philippe Rochet

Title:	Director

For and on behalf of

Eagle Bulk Ultraco LLC

as Buyers and Guarantor

By:	/s/Gary Vogel

Name:	Gary Vogel

Title:	CEO

Appendix 1 – FORM OF MOA for the sale of each Vessel

Appendix 2 – List of the Owners, Vessels and Inspection status

Owner	Vessel’s name	Inspection Status	Date of build	Gross Registered Tonnage
Part A Six Fleet
Greenship Bulk 9 PTE Ltd	JS Tamise	Waived	28.02.2013	35812
Greenship Bulk 10 PTE Ltd	JS Mekong	Inspected	27.03.2013	35812
Greenship Bulk 11 PTE Ltd	JS Mississippi	Waived	21.05.2013	35812
Greenship Bulk 12 PTE Ltd	JS Missouri	Inspected	27.06.2013	35812
Greenship Bulk 15 PTE Ltd	JS Yukon	Waived	26.09.2013	35812
Greenship Bulk 16 PTE Ltd	JS Yangtse	Inspected	24.10.2013	35812
Part B Three Fleet
Greenship Bulk 4 PTE Ltd	JS Garonne	Waived	08.052012	35812
Greenship Bulk 13 PTE Ltd	JS Narmada	Waived	18.07.2013	35812
Greenship Bulk 18 PTE Ltd	JS Potomac	Inspected	22.01.2015	35812

Appendix 3 – Form of Accession Deed

To:	Greenship Bulk Manager Pte. Ltd as Trustee-Manager of Greenship Bulk Trust

Cc:	Eagle Bulk Ultraco LLC

From:	[●], as Acceding Buyer

Dated:	[●] 2017

Dear Sirs,

Framework Agreement in relation to the sale of bulk carrier vessels – Accession Deed

We refer to the Framework Agreement dated 28 February 2017 (the "Agreement"), as amended, supplemented and restated from time to time, and amongst others made between Greenship Bulk Manager Pte. Ltd as Trustee-Manager of Greenship Bulk Trust, as Sellers and Eagle Bulk Ultraco LLC as Buyers.

This is an accession deed.

Terms defined in the Agreement shall, unless otherwise defined therein, have the same meaning when used herein.

1.	[ ] is a corporation duly incorporated under the laws of [ ] with company registration number [ ], having its address at [ ].

2.	We confirm that we are a wholly owned subsidiary of Eagle Bulk Ultraco LLC; and

3.	We agree that we shall become a Party to the MOA in respect of the MV [ ] as Acceding Buyer immediately upon signing this accession deed.

4.	The provisions in Clause 20 of the Agreement in respect of choice of law and jurisdiction shall apply to this accession deed as if set out in full herein.

THIS ACCESSION DEED has been executed by the parties mentioned below and is delivered on the date stated above.

[Acceding Buyer]

[EXECUTED as a DEED	]
By: [Acceding Buyer]	)

Acknowledged by Eagle Bulk Ultraco LLC as Guarantor

Appendix 4 – Form of Letter of warranty

To:	Eagle Bulk Ultraco LLC

From:	Greenship Bulk Manager Pte. Ltd as Trustee-Manager of Greenship Bulk Trust

Dated:	[●] 2017

Dear Sirs,

We refer to the Framework Agreement dated 28 February 2017 (the "Agreement") made between Greenship Bulk Manager Pte. Ltd as Trustee-Manager of Greenship Bulk Trust, as Sellers and Eagle Bulk Ultraco LLC as Buyers.

This is the warranty letter referenced in Clause [9.1(a)/10.1(a)] of the Framework Agreement.

Terms defined in the Agreement shall, unless otherwise defined therein, have the same meaning when used herein.

With respect to MV[ ] we hereby warrant that the Vessel has been maintained in accordance with the same maintenance policy as the other vessels in the [Six Fleet][Three Fleet].

This letter shall be governed by English Law and Clause 20 of the Framework Agreement shall apply hereto.

Yours faithfully

Sellers/Owners